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As filed with the Securities and Exchange Commission on November 25, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIRVA, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2070058
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

700 Oakmont Lane
Westmont, Illinois 60559
(Address of Principal Executive Offices
including Zip Code)

SIRVA, Inc. Omnibus Stock Incentive Plan
SIRVA, Inc. Stock Incentive Plan
(Full title of the Plans)

Ralph A. Ford
Senior Vice President, General Counsel
and Secretary
700 Oakmont Lane
Westmont, Illinois 60559
(630) 570-3000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, par value $.01 per share	7,600,000	(2)	$18.50	(4)	$140,600,000	(4)	$11,374.54

Common Stock, par value $.01 per share	4,528,372	(3)	$4.66	(5)	$21,102,214	(5)	$1,707.17

TOTAL	12,128,372		N/A		$161,702,214		$13,081.71

(1)
Such number of additional shares as may be issuable pursuant to the operation of the recapitalization provisions under the SIRVA, Inc. Omnibus Stock Incentive Plan and the SIRVA, Inc. Stock Incentive Plan (the "Plans") are hereby also registered.

(2)
Consists of shares of Common Stock to be offered pursuant to the SIRVA, Inc. Omnibus Stock Incentive Plan.

(3)
Consists of shares of Common Stock to be issued upon exercise of options granted pursuant to the SIRVA, Inc. Stock Incentive Plan.

(4)
Computed pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of determining the registration fee, based upon an assumed price of $18.50 per share, which was the initial public offering price of the Common Stock of the Registrant on November 24, 2003.

(5)
Computed pursuant to Rule 457(h) promulgated under the Securities Act solely for the purpose of determining the registration fee, based on the weighted average exercise price of $4.66 per share for outstanding options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        Incorporated by reference in this Registration Statement are the following documents heretofore filed by SIRVA, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"):

  a.
  The Company's registration statement on Form S-1, filed with the Commission on August 25, 2003, as amended (Registration No. 333-108185) pursuant to the Securities Act;

  b.
  All reports filed by the Company pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the filing of the Registration Statement referred to in (a) above; and

  c.
  The description of the Company's Common Stock, par value $.01 per share (the "Common Stock"), contained in the Company's registration statement on Form 8-A, filed with the Commission on November 20, 2003, as amended (File No. 001-31902) as such form may be amended for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        The validity of the Common Stock will be passed upon for the Company by Debevoise & Plimpton, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a shareholder of the managing general partner of the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership and a shareholder of the general partner of the general partner of Clayton, Dubilier & Rice Fund VI Limited Partnership.

Item 6. Indemnification of Directors and Officers

        The Company's Amended Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages from the director's breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

        Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner the person reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification against expenses reasonably incurred in connection with such defense.

        The Company's Amended Certificate of Incorporation and its Amended and Restated By-Laws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law.

        The Company, North American Van Lines, Clayton, Dubilier & Rice, Inc. ("CD&R") and Clayton, Dubilier & Rice Fund V Limited Partnership ("Fund V") have entered into an Indemnification Agreement, dated as of March 30, 1998, pursuant to which the Company has agreed to indemnify CD&R, Fund V, any other investment vehicle managed by CD&R, their respective directors, officers, partners, employees, agents and controlling persons, against certain liabilities arising under federal securities laws, liabilities arising out of the performance of a consulting agreement between SIRVA, North American Van Lines and CD&R and certain other claims and liabilities.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

        An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page 7.

Item 9. Undertakings

          (a)    Rule 415 Offering. The undersigned Registrant hereby undertakes:

          (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any Prospectus required by section 10(a)(3) of the Securities Act;

            (ii)    To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)    Subsequent Exchange Act Documents.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    Indemnification.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westmont, Illinois on the 25th day of November, 2003.

SIRVA, INC.
By:	/s/ RALPH A. FORD Ralph A. Ford Senior Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ BRIAN P. KELLEY Brian P. Kelley	Director, President and Chief Executive Officer (Principal Executive Officer)	November 25, 2003
/s/ JOAN E. RYAN Joan E. Ryan	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	November 25, 2003
/s/ DENNIS M. THOMPSON Dennis M. Thompson	Vice President, Corporate Controller (Principal Accounting Officer)	November 25, 2003
/s/ JAMES W. ROGERS* James W. Rogers	Director, Chairman of the Board	November 25, 2003
/s/ KATHLEEN J. AFFELDT* Kathleen J. Affeldt	Director	November 25, 2003
/s/ ROBERT J. DELLINGER* Robert J. Dellinger	Director	November 25, 2003
/s/ SIR JEREMY MACKENZIE* Sir Jeremy Mackenzie	Director	November 25, 2003
/s/ EDWARD H. ORZETTI* Edward H. Orzetti	Director	November 25, 2003
/s/ RICHARD J. SCHNALL* Richard J. Schnall	Director	November 25, 2003
/s/ CARL T. STOCKER* Carl T. Stocker	Director	November 25, 2003

        * The undersigned, by signing his name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as exhibits to this Registration Statement.

By:	/s/ RALPH A. FORD Ralph A. Ford Attorney-in-fact

Index to Exhibits

Exhibit No.	Description of Exhibit
4.1
Indenture, dated as of November 19, 1999, among North American Van Lines, Inc., Banc of America Securities LLC, Chase Securities, Inc. and the subsidiary guarantors party thereto. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-108185)).
4.2	Form of 13 3/8 Senior Subordinated Note due 2009. (Incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-108185)).
4.3
Registration Rights Agreement, dated November 19, 1999, among North American Van Lines, Inc., Banc of America Securities, LLC, Chase Securities, Inc. and the subsidiary guarantors party thereto (Incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-108185)).
5	Opinion of Debevoise & Plimpton (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of Debevoise & Plimpton (included in Exhibit 5).
24	Powers of Attorney (filed herewith).
99.1	SIRVA, Inc. Omnibus Stock Incentive Plan (Incorporated by reference to Exhibit 10.42 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-108185)).
99.2	SIRVA, Inc. Stock Incentive Plan (Incorporated by reference to Exhibit 10.44 to the Registrant's Registration Statement on Form S-1, as amended (Registration No. 333-108185).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
Index to Exhibits